Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
Stronghold Digital Mining, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share		—	—	—	—	—
	Equity	Preferred Stock		—	—	—	—	—
	Other	Warrants		—	—	—	—	—
	Other	Depositary Shares		—	—	—	—	—
	Other	Stock Purchase Contracts		—	—	—	—	—
	Other	Units		—	—	—	—	—
	Other	Rights		—	—	—	—	—
	Unallocated (Universal Shelf)	(2)	Rule 457(o)	$250,000,000	N/A	$250,000,000	0.0001476	$36,900
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$250,000,000		$36,900
Total Fees Previously Paid								$—
Total Fee Offsets								$—
Net Fee Due								$36,900
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(1)There are being registered hereunder such indeterminable number of Class A common stock, preferred stock, warrants, depositary shares, stock purchase contracts, units, rights or any combination thereof to be sold by Stronghold Digital Mining, Inc. (the “Registrant”) from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $250,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Item 16(b) of Form S-3.